Exhibit 99.1

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com

Lifeline Systems Files Definitive Proxy Statement for Increase in Authorized Shares

Special Shareholders Meeting Scheduled for December 3, 2003;

Approval is Required for Proposed Two-for-One Stock Split

FRAMINGHAM, Mass.—October 27, 2003—Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, announced today that it has filed a definitive proxy statement with the Securities and Exchange Commission (SEC) relating to its October 14, 2003 announcement of the proposed two-for-one split of Lifeline Systems common stock, in the form of a stock dividend. The two-for-one stock split is subject to shareholder approval of an increase in the number of shares Lifeline is authorized to issue to 50,000,000 shares $0.02 par value from 20,000,000 shares, scheduled to be voted on at a special shareholders meeting set for December 3, 2003. The Board of Directors has determined that shareholders of record on October 23, 2003 will be entitled to vote at the special shareholders meeting. Upon completion of the stock split, approximately 13,300,000 shares of Lifeline common stock will be outstanding.

If the Company receives the requisite votes to increase the authorized shares, the stock dividend of one additional share for each share held will be mailed on or about December 17, 2003 to shareholders of record on December 3, 2003.

Investors are urged to read the definitive proxy statement filed with the SEC for additional information.

About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada, currently serving approximately 384,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The Company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology and a national support structure that accord subscribers the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning the timely approval of the increase in authorized shares and the timely approval and execution of the two-for-one stock split are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s quarterly financial statements upon review or audit, the risk that the Company’s new marketing initiatives will not be successful, the risk that a decline in the Company’s product revenues will not be offset by an increase in service revenues, the risks associated with the intended productivity improvements and other benefits from its CareSystem monitoring platform, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.